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                                TEAM HEALTH, INC.

                      9% SENIOR SUBORDINATED NOTES DUE 2012

                          FIRST SUPPLEMENTAL INDENTURE
                           DATED AS OF APRIL 11, 2005

                                ----------------

                             SUPPLEMENTING INDENTURE
                           DATED AS OF MARCH 23, 2004

                                ----------------

                              THE BANK OF NEW YORK

                                     TRUSTEE

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      FIRST SUPPLEMENTAL INDENTURE, dated as of April 11, 2005 (this
"Supplemental Indenture") among Team Health, Inc., a Tennessee corporation (the "Company"), each of the Guarantors listed on Schedule 1 hereto, as Guarantors, and The Bank of New York, a bank and trust company organized under the New York Banking Law, as trustee (the "Trustee").

                                   WITNESSETH

      WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended and supplemented from time to time, the "Indenture"), dated as of March 23, 2004, providing for the creation and issuance of the Company's 9% Senior Subordinated Notes due 2012 (the "Notes");

      WHEREAS, Section 9.01 of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors, and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder of Notes to make any change that would provide any additional rights or benefits to the Holders of Notes;

      WHEREAS, the parties hereto are entering into this Supplemental Indenture to amend Section 4.09 of the Indenture to provide additional rights or benefits to the Holders of Notes;

      WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by a Board Resolution; and

      WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized by the parties hereto.

      NOW, THEREFORE, in consideration of the above premises, each party hereto agrees, for the benefit of the other party and for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

      SECTION 1. DEFINITIONS.

      For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, each term used herein shall have the meaning assigned to it in the Indenture.

      SECTION 2. AMENDMENTS TO THE INDENTURE.

      (a) The first paragraph of Section 4.09 of the Indenture is hereby deleted in its entirety and replaced with the following:

      "The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided,
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however, that the Company or any of its Restricted Subsidiaries may incur
Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least
(i) if the incurrence or issuance occurs on or prior to the second anniversary of the Issue Date, 2.0 to 1.0 and (ii) if the incurrence of issuance occurs thereafter, 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period."

      (b) Paragraph (i) of Section 4.09 of the Indenture is hereby deleted and replaced with the following:

      "the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Senior Credit Facilities; provided that the aggregate amount of all Indebtedness then classified as having been incurred in reliance upon this clause (i) that remains outstanding under the Senior Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $330.0 million less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Proceeds applied to repayments under the Senior Credit Facilities in accordance with Section 4.10;"

      SECTION 3. CONCERNING THE TRUSTEE.

            The Trustee accepts the trusts of the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as supplemented by this Supplemental Indenture, to which the parties hereto and the Holders from time to time of the Notes agree and, except as expressly set forth in the Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture.

      SECTION 4. MISCELLANEOUS.

      (a) The Company represents that except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

      (b) All agreements of the Company in this Supplemental Indenture shall bind the Company's successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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      (c)   THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED
TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

      (d) If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or in the indenture by the TIA, the required provision shall control.

      (e) The titles and headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

      (f) This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall represent one and the same agreement.

      (g) In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

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                                   SIGNATURES

            IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

                                         TEAM HEALTH, INC.

                                         By: /s/ Robert Abramowski
                                             ---------------------------
                                             Name:  Robert Abramowski
                                             Title: Executive Vice President -
                                                    Finance and Administration

                                         THE BANK OF NEW YORK, as Trustee

                                         By: /s/ Lee Ann Willis
                                             ---------------------------
                                             Name:  Lee Ann Willis
                                             Title: Agent

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                                                                      SCHEDULE 1

                                   GUARANTORS

DANIEL & YEAGER, INC.                           ROSENDORF, MARGUILES, BORUSHOK
CHARLES L. SPRINGFIELD, INC.                      & SCHOENBAUM RADIOLOGY
HERSCHEL FISCHER, INC.                            ASSOCIATES OF HOLLYWOOD, INC.
TEAM HEALTH ANESTHESIA                          THE EMERGENCY ASSOCIATES FOR
  MANAGEMENT SERVICES, INC.                       MEDICINE, INC.
KARL G. MANGOLD, INC.                           TH CONTRACTING MIDWEST, LLC
PHYSICIAN INTEGRATION                           EMERGENCY PHYSICIAN ASSOCIATES,
  CONSULTING SERVICES, INC.                       INC.
QUANTUM PLUS, INC.                              METROAMERICAN RADIOLOGY, INC.
AMERICAN CLINICAL RESOURCES, INC.               TEAM RADIOLOGY, INC.
SPECTRUM CRUISE CARE, INC.                      EMERGENCY PROFESSIONAL SERVICES,
SPECTRUM HEALTHCARE RESOURCES                     INC.
  OF DELAWARE, INC.                             ERIE SHORES EMERGENCY
SPECTRUM HEALTHCARE RESOURCES,                    PHYSICIANS, INC.
  INC.                                          REICH, SEIDELMANN & JANICKI CO.
SPECTRUM HEALTHCARE SERVICES,                   CLINIC MANAGEMENT SERVICES, INC.
  INC.                                          EMERGENCY COVERAGE
SPECTRUM HEALTHCARE, INC.                         CORPORATION
SPECTRUM PRIMARY CARE OF                        MED: ASSURE SYSTEMS, INC.
  DELAWARE, INC.                                SOUTHEASTERN EMERGENCY
SPECTRUM PRIMARY CARE, INC.                       PHYSICIANS OF MEMPHIS, INC.
AFTER HOURS PEDIATRIC, INC.                     SOUTHEASTERN EMERGENCY
CORRECTIONAL HEALTHCARE                           PHYSICIANS, INC.
  ADVANTAGE, INC.                               TEAM ANESTHESIA, INC.
CULLMAN EMERGENCY PHYSICIANS,                   TEAM HEALTH FINANCIAL SERVICES,
  INC.                                            INC.
DRS. SHEER, AHEARN & ASSOCIATES,                ACCESS NURSE PM, INC.
  INC.                                          NORTHWEST EMERGENCY PHYSICIANS,
IMBS, INC.                                        INCORPORATED
INPHYNET CONTRACTING SERVICES,                  GREENBRIER EMERGENCY
  INC.                                            PHYSICIANS, INC.
INPHYNET HOSPITAL SERVICES, INC.                HEALTH CARE ALLIANCE, INC.
INPHYNET SOUTH BROWARD, INC.                    KELLY MEDICAL SERVICES
MEDICAL MANAGEMENT RESOURCES,                     CORPORATION
  INC.
PARAGON CONTRACTING SERVICES,                   MEDICAL SERVICES, INC.
  INC.
MT. DIABLO EMERGENCY                            FISCHER MANGOLD PARTNERSHIP
  PHYSICIANS PARTNERSHIP
PARAGON HEALTHCARE LIMITED                      TEAM HEALTH BILLING SERVICES,
  PARTNERSHIP                                     L.P.
TEAM HEALTH SOUTHWEST, L.P.

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